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                                                                            F-15
                                                                      Exhibit 11

                      SAFECO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF INCOME PER SHARE
                                 (In Thousands,
                           Except Per Share Amounts)

                                                                             Year Ended December 31
                                                                  ---------------------------------------------
                                                                    1993              1992              1991
                                                                  ---------         ---------         ---------
PRIMARY INCOME PER SHARE OF COMMON STOCK:

     1.   Average number of common shares outstanding                62,879            62,792            62,739
                                                                  =========         =========         =========
     2.   Additional common shares assumed issued under
               the treasury stock method                                354               447               516
                                                                  =========         =========         =========

     3.   Net Income                                              $ 428,778         $ 311,294         $ 259,578
                                                                  =========         =========         =========

     4.   Primary Net Income per share of
               common stock (L.3 / L.1)                           $    6.82         $    4.96         $    4.14
                                                                  =========         =========         =========